NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2602 Fax	231-755-4144 Fax

Release date: 12 December 2007

LADISH TO BUILD “GREENFIELD” PLANT IN MEXICO

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today announced plans to invest $16-$20 million to build a new investment casting foundry in Mexico. The facility will produce titanium components and expects to supply aerospace customers in Mexico, the rest of North America and worldwide.

Commenting on the decision, Kerry L. Woody, President and CEO, said “Our unprecedented backlog of orders, approaching $600 million, coupled with build-schedule requirements locked in by an array of long-term agreements, has shaped this expansion strategy.”

Company officials report that they are finishing due-diligence analysis of several possible locations for the planned 55-60,000-square-foot plant. The company expects to complete the site-selection process during the first quarter of 2008. Woody said, “Mexico has the industrial infrastructure to support aerospace. Different states in Mexico offer different advantages and opportunities, so there are details that enter into negotiations before final commitments can be made.”

According to Randy Turner, President of Pacific Cast Technologies (PCT), Ladish’s investment casting operation located in Albany, Oregon, “Our previously announced factory expansion in Albany will fully utilize the space available for adding capacities. However, customer demand points to the need for even more capacity. That’s what’s driving our decision to extend PCT’s capabilities into Mexico, because such a move meets customer expectations for greater affordability and global presence.”

Woody expects that the move to invest in a second North American titanium investment casting facility will have a positive impact on the company’s established casting operation. “Since we acquired a second forge shop in Poland in 2005, employment in our Wisconsin forging operation has grown 10 percent. We anticipate an even stronger trend will be triggered at PCT by opening a second investment-casting operation,” said Woody.

Woody says air-framers, system integrators and first-tier suppliers in supply chains Ladish serves are locating in Mexico. “It makes sense for us to co-locate with customers in the emerging Mexican aerospace industry. In fact, they expect it of us,” he says. Woody adds that upon finalized site negotiation the plant could be up and running in 14 to 20 months.

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

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NEWS

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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